UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2026
THE TRADE DESK, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-37879	27-1887399
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
42 N. Chestnut Street
Ventura, California 93001
(Address of principal executive offices) (Zip Code)
(805) 585-3434
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.000001 per share	TTD	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 24, 2026, The Trade Desk, Inc. (the “Company”) notified The Nasdaq Stock Market LLC (“Nasdaq”) that due to Kathryn E. Falberg’s resignation from the Company’s board of directors (the “Board”), the Company was not in compliance with Nasdaq Listing Rules 5605(c)(2)(A) and 5605(d)(2)(A), which require, respectively, the audit committee of the Board (the “Audit Committee”) to be comprised of a minimum of three independent directors and the compensation committee of the Board (the “Compensation Committee”) to be comprised of a minimum of two independent directors. On March 25, 2026, the Company received from Nasdaq a notice of noncompliance (the “Nasdaq Notice”) with Nasdaq’s audit committee and compensation committee requirements as set forth in Nasdaq Listing Rule 5605 (the “Nasdaq Committee Composition Rules”). Pursuant to the Nasdaq Notice, the Company is entitled to a cure period to regain compliance with the Nasdaq Committee Composition Rules by September 21, 2026. The Company intends to fill the vacancies on the Audit Committee and Compensation Committee as expeditiously as possible, subject to any available exception under the Nasdaq Listing Rules.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On March 19, 2026, Alexander Kayyal informed the Company of his decision to resign from the Board, effective immediately. Mr. Kayyal’s resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

    On March 23, 2026, Ms. Falberg informed the Company of her decision to resign from the Board, effective immediately. Ms. Falberg’s resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(d)

On March 21, 2026, the Board appointed Andrew Vollero to the Board as a Class II director and to serve on the Audit Committee, each effective April 3, 2026. Mr. Vollero was appointed to the vacancy on the Board that will result from Gokul Rajaram’s previously announced resignation, effective April 3, 2026.

As a result of his appointment to the Board, Mr. Vollero will be entitled to participate in the Company’s non-employee director compensation program (the “Program”). Pursuant to the Program, Mr. Vollero will be entitled to receive annual compensation of $50,000 for his service on the Board and $12,500 for his service on the Audit Committee. Additionally, pursuant to the Program and under the Company’s 2025 Incentive Award Plan, Mr. Vollero will be eligible to receive (i) an initial equity grant valued at $290,000, which he may elect to receive in the form of restricted stock, restricted stock units, stock options or a mix of one-half restricted stock or restricted stock units and one-half options, which will generally vest in substantially equal quarterly installments over the three-year period following the grant, and (ii) an annual equity grant of $290,000, prorated from the date of appointment to the Company’s next annual meeting of stockholders, which he may elect to receive in the form of restricted stock, restricted stock units, stock options or a mix of one-half restricted stock or restricted stock units and one-half options, which will vest in full on the date of the Company’s next annual meeting of stockholders. The Company will also enter into an indemnification agreement with Mr. Vollero in substantially the same form entered into with the other directors of the Company.

There are no arrangements or understandings between Mr. Vollero, on the one hand, and any other persons, on the other hand, pursuant to which Mr. Vollero was selected as a director. Mr. Vollero is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Vollero has no family relationship with any director or executive officer of the Company.

(e)

In connection with Mr. Kayyal’s prior separation from the Company in his position as the Company’s chief financial officer, the Company entered into a Separation Agreement and Release to pay Mr. Kayyal certain amounts previously agreed to in connection with his employment agreement and agreed to pay him a $400,000 relocation amount to assist with his relocation to the United Kingdom after his employment ceased.

Item 9.01    Financial Statements and Exhibits.
(d)    The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press release of the Company, dated March 25, 2026.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TRADE DESK, INC.

Date: March 25, 2026	By:	/s/ Jay Grant
Jay Grant
Chief Legal Officer